UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 26, 2005

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about June 21, 2005.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 2, 3, 4, 5, 6, 7, 8, 10, 11, 13, 14, 15, 16, 17, 19, 20 and 28, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FIRST QUARTER 2005 RESULTS

1.                                      Who is your stock transfer agent?

We are starting out slow this month, but here is the information you are asking for:

EquiServe Trust Company, N.A.

P.O. Box 43023

Providence, RI 02940-3023

U.S.A.

Shareholder Services

(877) 498-8861

Hearing Impaired/TDD

(800) 952-9245

Website

http://www.equiserve.com

2.                                      What were air volume growth and yield trends by month (Jan, Feb, Mar) for the first quarter of 2005? And for April 2005?  Would you also provide the same information with respect to ocean?

Yields in air freight increased sequentially during the first quarter of 2005, as they historically have done, and as we expected they would once again.  Airfreight volumes were relatively strong in January/February 2005, but they were not as strong, measured year over year, in March as we would have liked.  This was probably somewhat affected by Easter and the fact that the late first quarter of 2004 was strong airfreight wise.

April of 2005 was ahead of last year tonnage wise—by about 12%, and the yields were similar to the first quarter.

Ocean container count was up 28% during the first quarter of 2005.  Yields were up very slightly on a sequential basis. From a quarter over quarter comparison, yields were down in 2005, reflecting a weakness in the fee-based vendor consolidation (ECMS) and ocean forwarding business.  In April, FEU counts were up 23% on a year over year comparison, while the yields remained comparable.

3.                                      Please provide any feedback you have received from your customers as to how they see demand for the remainder of 2005 – by key end-markets?

It is very difficult to gather and distill whatever feedback we have received from our 19,000 plus customers by key end market, particularly since most customers can’t or won’t share predictions as to what demand will be for the next seven or so months.  They have certainly planned purchases, but many, more likely most in fact, still have latitude in setting the exact amount they will purchase offshore.  Ultimately, their needs will depend on how their local economy is doing.

So far business appears to be mixed by sector and even within the sectors.  Pockets of high tech and retail seem to be doing well.  Other parts of retail and high tech are not doing so well, relative to 2004.  However, keep in mind the fact that 2004 was a U.S. election year and those tend to be pretty good years for the general economy.  In early 2005, it should come as no surprise that there appears to be a mild economic hangover after a year where the economy was undoubtedly mildly “juiced”.

4.                                      Would 36% be a reasonable assumption for the 2005 effective tax rate going forward?

If you are going to ignore the ramifications of Section 965 of the Internal Revenue Code, then a 36% rate for the rest of our combined tax rate in 2005 is as reasonable an assumption as we could or would make.  If you look out to the point where additional guidance with respect to the one time benefit of Section 965 has been digested, the rate is very likely too high.  How much too high we cannot say right now, because we still don’t know for sure.

5.                                      Air and Ocean freight yields both improved sequentially, what dynamics lead to the improvement?  Are those favorable dynamics expected to persist for the remainder of 2005?

Actually as keen observers of historical patterns, we expect air and ocean freight yields to improve sequentially from the fourth quarter of one year to the first quarter of the next.  The dynamics of this business with its seasonal shipping patterns and the immutable law of supply and demand combine to create an environment where we don’t ever expect this pattern to change.  Whenever this pattern has not held true, there has been some overriding anomaly in play.  Your observation really asks us to do nothing more complicated than explain the absence of an overriding anomaly.

6.                                      In years past, Air and Ocean yields tend to be the highest in the first quarter and then gradually decline in the remaining quarters.  Would it be a fair assumption to expect that same trend to occur in 2005?

Yes, barring the emergence of some overriding anomaly.  As an aside and by definition, overriding anomalies are almost impossible to profitably predict.  As freight professionals, this is something we would never try to do and it is certainly not something we recommend you ever attempt at home.

7.                                      What are your expectations for any additional air and ocean carrier capacity as the year progresses?  How do you expect this to influence yields?

Additional air capacity was put in place at the start of the quarter, albeit the available capacity wasn’t reflected in the actual flights to the degree many predicted that it might.  Steamship capacity is expected to grow gradually throughout 2005 and there will likely be quite a lot of additional ocean capacity coming into play in 2006.

Historically, greater capacity has resulted in expanded yields.  However, recently the airlines and the ocean carriers have become much more efficient about how they rotate new capacity into given lanes and we don’t currently expect that the introduction of new capacity will offer the same kind of opportunity for yield expansion as may have been experienced in the past.

8.                                      Operating Margin improvement in the first quarter of 2005 was commendable.  As you now have opened several new branches, is that level of year-over-year improvement in salaries and related expenses sustainable?

That sounds suspiciously close to an invitation to make a projection.  We will say that we continue to be pleasantly surprised at our ability to improve operating margins, and internally we would be just fine if we could maintain these levels.  On a comparable basis, our operating margins (which we define as operating income divided by NET revenue) are much higher than those of our competitors.  We think that this is a good indication of something fundamentally better about our cost structure and compensation program.

9.                                      Have any of the West Coast port infrastructure issues affected your business?

Nothing that hasn’t been manageable.

10.                               Your number of service centers declined from 170 as reported in your fourth quarter 2004 press release to 159 in the first quarter 2005 press release despite adding 7 new offices.  Would you please explain the reason for the decline?

To be technically correct, it was full service offices not service centers which changed.  This is actually an important distinction as we will explain below.

There is obviously a story that requires some clarification here.  We also want to take the time to acknowledge that many of you called asking the same question.  As we pointed out, this was one we felt needed to be responded to in this forum.  Apparently, some people actually put a lot of importance on counting the number of offices and no doubt these folks believe that past performance in terms of office count is a valuable predictor of future results.  While we think that this obsession with office count is more than a bit silly, we recognize the importance of continuing to provide whatever numeric pacifier people believe they cannot live without.

Over the years, we’ve changed the way that we expand and set up new offices.  Historically, as we were adding offices we were establishing an Expeditors presence in the primary centers of commerce.  Often this meant starting up in a country that was new to us.  Eventually, we started to run out of primary centers of commerce, but we continued to add locations by establishing our presence in the secondary and tertiary markets—even when that presence was only a sales office or a small location firmly in the grasp of the primary office.  The problem became whether or not to call these small offshoots offices.

We knew a full service office when we saw it: this is an office with a separate P&L.  Many of these offices supported an offshoot and these occasionally reached the point where they became standalone full service offices and were counted as such.  Then, for one good operating reason or another, a couple of these fell back into the economic grasp of another office becoming a satellite, but we “grandfathered” a certain number of these and continued to count them as offices because to do otherwise would have been confusing.  So we arrived at a situation when to be counted as office you needed to be a standalone profit center or perhaps have been one in the past.  But not always.

As the number of these satellite offices increased, it became apparent to us that we needed to do a “zero-based” review of our locations and assign them to the appropriate categories.  But before doing that, we had to have some meeting of the minds as to what constituted an office, a satellite and an international service center.  The current definitions are roughly as follows:

Office-a location which provides a full compliment of our logistics functions which also has its own P&L.

Satellite-a location which provides limited operational and/or sales functions, but which is still reliant on a larger office for infrastructure support.  The revenues and costs of a satellite office are under the direction of a full-service office and that office’s District Manager.  The revenues and costs are included within the P&L of the full-service office.

International Service Center-an agent location where the Agent represents Expeditors exclusively and where one or more Expeditors’ employee is in place to handle sales and critical customer service functions.  These employees are paid for by Expeditors and are presumably loyal to the company and its customers.

Using these definitions as our touchstone, we went through our current list of locations and reclassified each location letting the chips fall where they may.  No more grandfathering.  We then decided to disclose all three types beginning with our 2004 Form 10-K filed in March 2005.  That explains how we went from where we were to where we are.  If it is important to you, the good news is that going forward, we promise to work from this newly established baseline with a constant methodology.  Future updates will be done in a consistent manner.  It is just too difficult to explain anything else.

11.                               Please provide an update on your capital expenditure plan for 2005.

About $140 million at last count.

12.                               Are you observing intensifying competitive pressure in Asian to West Coast U.S. trade lanes?  If yes, what are the key sources?

Competitive pressures have always existed on the Asian to West Coast U.S. trade lanes.  They didn’t need to intensify to be noticeable.

13.                               We have been hearing from industry insiders that a relatively greater amount of airfreight capacity entered the market place during the first quarter of 2005 resulting in carrier rates subsiding somewhat.  How would you describe year over year airfreight capacity and rates during the first quarter versus the fourth quarter of 2004?  What have you seen in airfreight capacity thus far through the second quarter of 2005?

While it was apparently true that more capacity came on line in the first quarter of 2005, from our perspective this additional capacity didn’t appear to result in a lot more lift.  Go figure.  We put it down to very effective strategic planning by the asset operators.  What the long term result of this may be is anyone’s guess.

14.                               When does Expeditors expect to realize the tax benefit from its repatriation of foreign earnings?  Has the total projected tax savings from this action changed versus what was stated in your previous 8-K filing?

The correct question really should be when will the 965 regulations stop dribbling out?  The issuance of Treasury regulations is something we don’t control, but the more guidance we can get before doing something irrevocable, the better.  When we have more to say, it will be said.  Until then, we will stand by what we have already written.

15.                               Expeditors opened a greater number of offices during the first quarter of 2005 versus quarters past.  How many offices does Expeditors plan to open during 2005 and how does this compare to years past?

As we have said before, the Expeditors growth story is much more than a tale of office openings.  Much of our growth comes from increased performance at established offices.  We therefore publish a section in each quarterly SEC report on Form 10-Q or 10-K entitled Sources of Growth which highlights the internal growth from established offices as well as any quarterly new office openings.

We have no idea how far back you are looking when you make reference to quarters past, but we do tend to open more offices in the first part of a year, if we are going to open any at all.  In the first quarter of 2005, we opened more new offices than we did all of last year.  Looking into our very dim crystal ball, we would not be surprised to open another four or five more offices in 2005.

16.                               Do you have any sense of whether the slowing growth in the airfreight business in the first quarter of 2005 is a result of higher fuel prices?  Is there a shift from airfreight to ocean freight because of fuel prices?  If trade is growing more slowly as a result of overall business conditions, is it typical to see the airfreight business drop off more than ocean freight?

Airfreight may not be growing at the rate of last year, but it is still growing.  Growth is seldom completely linear; it comes in fits and starts.  We don’t really see any unusual patterns, nor would we be quick to declare a strong and direct link between rising fuel prices and a shift of cargo from air to ocean freight.  Over the past several years, particularly before the ILWU West Coast labor disruption, there was a very systematic and concentrated effort to utilize ocean freight as a synchronized component of a broad-based logistics solution.

17.                               Are the current increases in expenditures for technology and other capital assets one-time in nature or is the current level more permanent as they would be necessary to maintain a competitive advantage?

Actually a little of both.  While we are always looking at real estate purchases as a means of controlling long term costs, the present magnitude of current expenditures is more one time in nature.  We also just completed the replacement of our aging and soon to be unsupported hardware in a systematic upgrade that was primarily finished last year.  This was also somewhat one time in nature.  Otherwise, the level of spending is what we need to keep on the existing path.

18.                               Are you seeing more intense competition from other supply chain solutions companies which own assets, particularly aircraft?  Do they have a competitive advantage that Expeditors does not?

As to more intense competition, the answer is no.  The sort of competition we are currently seeing has always been there.  It’s just another flavor of the dancing circus bear.  The outfits may change, the routine gets upgraded and the music may be different, but at the end of the day, a dancing asset bear is still a bear in a tutu.  Brown bear or grizzly, it is really just the same act.  Popular in Europe, but still the same act.  They may try to present an image of refinement costumed in a supply chain outfit with a flashy IT wig, but you are still just watching a bear dance.  Some say it is just not natural.

With respect to competitive advantages, sure, being a bear no doubt has some competitive advantages, although we question whether improvisation or flexibility could be listed among them.

19.                               How large is the freight forwarding market?  How large is the market of customers seeking more value added supply chain solutions as opposed to simple freight forwarding? I look forward to reading the 8-K.

Given the lateness of this 8-K, don’t ask, your last comment could certainly be taken as a shot.  However, we suspect that when you wrote it, you were actually trying to say something kind.  We appreciate the thought, but it isn’t necessary.  We would likely crank out these 8-K’s irrespective of whether anybody liked them or not.

A profound question deserves a profound answer.  We wish we had a profound answer.  Failing that, we wish we had a funny answer, but we don’t.  We actually don’t even have a boring statistical answer.

All we really have to offer would be guess work and speculation.  Even this would be complicated by the fact that there is really no standardized parameters for this business any more.  From what we have seen, published statistics from others are just so much gobbledygook.  What we have said many times before is that this is a big market and our present share leaves plenty left to be had.

20.                               Please comment on air and ocean business trends through April 2005.  Has the timing of Easter had any discernable impact on business levels from your perspective?

We’ve commented on this previously, but we will have another go at it.  Easter probably did have some effect on business levels, but we are not sure this is the same as saying anything meaningful.  Like Chinese New Year, the timing of Easter depends to some degree on the orbit of the moon in any given year.  In 2005, like any other year, these holidays moved within their respective one month range when compared with the prior year.  Therefore, business distribution within the first four months of any year will always depend upon the timing of these holidays.

21.                               What portion of your labor expense is fixed versus variable (i.e., incentive compensation related)?

To answer this question we took a look at April 2005 and calculated that slightly over 26% of our total monthly compensation expense was attributable to bonuses based upon bottom line profitability.  That means that slightly under 74% of the April 2005 compensation was not.  If we were to try and calculate the portion that was truly variable, we would of course have to include any commission based compensation as additional variable compensation.

22.                               Does the reduction in Salaries and Related costs as a percent of net revenue suggest that incentive compensation levels were lower than a year ago or is this more a function of productivity improvement or some other cost initiative?

We have never stopped to quantify this, but we know that we would like to say that it was all attributable to productivity improvements.  However, we know that some of the year over year improvement is the result of what you would call “some other cost initiative”.  Around here we know this as reallocating portions of the executive bonus pool to individuals that formerly were compensated outside of this plan as further described in the 2005 Proxy Statement.

23.                               The rate of net revenue growth in the Far East region was the lowest it has been since late 2003.  Is there any particular cause of this that you could point to?  Have you noticed competition in the region becoming increasingly more intense?

Last year’s victory is this year’s hurdle.  Our profitability per kilo, in the aggregate is actually quite comparable.

24.                               Is the year-over-year decline in operating income in Europe related to costs from the office moves in London identified in the fourth quarter 8-K or is there some other cause?  Have the bad debt issues that were identified in this filing been rectified or have they continued to be a lingering problem?

The actual cost of the London move was primarily expensed in 2004.  To the extent that London is partially responsible for the trend you note, and it was, this is a result of a delay in what we anticipate will be certain synergies (how we hate this word) that should materialize as a result of combining four distinct locations into one.  Europe being Europe, can anyone be amazed at a delay in achieving promised cost reductions?

Without wanting to dump just on London, this is a part of the world where costs are high, payment terms are slow, vacations are long, the currency is probably overvalued and the economy is less than stellar.  Combine this with the slowest quarter of the year and you can easily get a result not unlike what you have asked about.  If we say more, we will sound like we are making excuses, and frankly we are not convinced that there are any good ones.

25.                               Did Far East net revenue growth of 9% meet internal expectations?  Is there anything beyond the more challenging prior-year comparisons to which you would attribute the weaker growth rate when compared to recent quarters?

No.  No.  Or should it have been “no and no?”

26.                               Qualitatively, how much of the first quarter2005 operating margin expansion in the U.S. region is due to mix versus operating leverage on higher revenue?  Please explain.

Most of the operating margin expansion in the U.S. region was due to positive leverage as a result of productivity and efficiency enhancements.  Mix was irrelevant in this case.

27.          How quickly do carriers change rates due to increasing or decreasing oil prices?  If fuel surcharges change rapidly, and essentially reflect oil prices, would it be correct to assume that the increase in oil prices since January 2005 could result in a situation where there is a minor lag between the rate that you quote to your customers and the rate that you have to pay to carriers?  Or have rates remained relatively stable over the past six months (at presumably a higher level) due to the volatile oil prices?

If you own a car, you undoubtedly know that fuel has not remained anything close to being stable over the last six months.  Given that many airlines have a slim financial margin for error, they are very aggressive about putting rates up to cover their rising costs.  We try to understand this as it really would be foolish or fatal for them to do anything else.   It also seems naïve for the rest of us to expect anything different.

As our costs of purchased transportation rise, we of course put forward new rates as quickly and expeditiously as we can, given market conditions.  This by definition means that there will always be some kind of a lag, even if it is only limited to the time it takes to implement the new rate.   There is a great deal of co-ordination and communication that goes into implementing a rate increase, even when the customer is readily agreeable, particularly on a large, global account with multiple commodities shipping across multiple traffic lanes.

While yields during the first quarter of 2005 might well be lower on a year over year comparable basis, sequentially, yields in the first quarter of 2005 have been higher than we experienced during the last quarter of 2004.  Of course, this was predictable because of seasonality.

28.          Recently the Lufthansa Cargo Fuel Index, a benchmark for industry fuel surcharges, reached 303, 10 points above the previous high of 293 seen back in October of 2004.  What can be done to mitigate margin pressure during large upward swings in fuel prices?

There really is only one thing that can be done, and that is to pass the increased rates forward as quickly as is commercially possible.  There is not a magic formula that can be applied here, nor is there some hidden pearl of wisdom that we need to discover.  It comes down to basic supply and demand and the economic exercise associated with simple blocking and tackling.

The one consistent in this business is that nothing stays the same for very long.  Our role is to manage our “exposure” by correctly reacting to, and possibly anticipating where possible, movements in the market place—kind of like riding the proverbial surfboard.  You can’t stop the waves, you just have to decide which wave to ride and then use your balance.  This shifting of your weight in reaction to your ever-changing position on the wave does not change your direction— eventually you’re going to end up near the beach.

In logistics, as in surfing, the only control is the control you make for yourself by picking the wave and keeping yourself in the right place.  Also, as in surfing, it is pure folly to think you can control direction or magnitude.    Your only hope remains to keep yourself in the right position on the wave and use your skills to stay upright as greater forces push you on.

29.          It appears that recent congestion issues at the Ports of Los Angeles and Long Beach are leading to increasing diversion to other West, Gulf and Eastern ports.  How if at all would a mix shift away from the Western ports in the U.S. towards other ports impact Expeditors' operating and financial models?

Our model is extremely flexible and we don’t see a big change financially or operationally in accommodating market shifts.  While there may be unexposed port infrastructure limitations in some of these alternative locations, we haven’t experienced them yet.

30.          Much has been made of Expeditors ability to generate cash and what the plans are for that cash.  Until now, I have found very little reason to ask questions because there has been sound logic to what the company has been doing.  However, I have done some research and found that over the past year, Expeditors has made some interesting land purchases within King County in Washington State.  First, I have found that in 2004 Expeditors has purchased via foreclosure two parcels of land in Vashon, Washington.   The last time I checked, Vashon was located on Vashon Island in the Puget Sound.  I would find it hard to believe that Expeditors truly believes that there is an opportunity to open a branch in Vashon.  Given that there likely is not much freight moving on Vashon Island, why is Expeditors interested in this property it has purchased?  Second, in March, 2005, Expeditors has closed on a $21 million purchase of land and building in downtown Seattle.  What is the purpose of this purchase?  Has Expeditors fully utilized its existing headquarters facility as well as the former headquarter facility near the SEATAC airport?  Thank you in advance for answering my questions.

Although we can’t see it from our office, we have every reason to believe that our Vashon property, such as it is,  remains firmly ensconced on an island out in Puget Sound.  Geologists tell us that this has been the case for the past 14,000 years or so.  We can also report that freight does move from Vashon, and Expeditors handles its share, but as you suspect we have no intention of opening an office on the island.   So why own land purchased for $120,000 or so at a foreclosure sale?

This is a much more complicated tale involving an employee who left Expeditors in handcuffs on what turned out to be her last day of work.  The handcuffs belonged to the Seattle police and the Vashon land and a lot of other junk was purchased with funds that had been improperly diverted from Expeditors.  Expeditors pressed charges and the ex-employee eventually pled guilty to wire fraud in Federal Court.

Before we could obtain clear title to the Vashon land, the holder of the first mortgage put the property up for sale pursuant to the terms of a deed of trust.   Seems that the sort of “government service” our ex-employee undertook after leaving court did not pay well enough to make the mortgage payments in a timely fashion and besides she had an alternative place of abode.  In order to preserve whatever equity might be in the land, Expeditors purchased the property at the foreclosure sale.  So in the final analysis, we own the Vashon land because we haven’t sold it yet.  After acquiring the land, we received a settlement on an insurance claim that made us whole with respect to the missing funds.  But we still have the land as we write.

As far as the 2005 purchase of a second building in downtown Seattle for $21 million, we like what we bought and believe that it makes sense.   This is a building that was purchased in the late 90’s for $35 million by a developer.  He bought the property from the local telephone company who retained about a third of the facility on a long-term lease.  After putting another $7 million into infrastructure improvements into the building and leasing the building for use as a telecom hotel, the developer lost the building following the bankruptcy of two of his major telecom tenants.  We purchased the building from the lender in 2005.

Our plans call for establishing some 50,000 square feet of office on the top four floors of the building for use by our computer folks and moving all of our machines to another floor which is already substantially adapted for this purpose. The infrastructure in the building (emergency power, multiple fiber access points and 25,000 square feet of raised flooring with air) plus long-term leases for about half the building, made this purchase make sense for us.

The new building is better suited for computer use than our existing headquarters and relocating some computer folks down the street will free up space for rent to outside tenants.  All in all, it was no crime for us to purchase a second building in downtown Seattle.  That is certainly something that cannot be said about the circumstances behind the Vashon lots.

31.          Can you please mail or email me a copy of Expeditor International’s by-laws?

We will put them out on the investor website although we have no idea why anybody would be interested.

32.          Public television is showing a program re: nonnative species invasion (animals and plants) via international shipping and travel. Does Expeditors have a position statement about this? Does the company inspect shipping containers, or how does the company interface with this problem?

The short answer is that we comply with applicable laws and regulations.  A more reasoned answer is that the invasions you reference are really a function of things moving with the transportation asset itself, which is beyond the control of a non-asset based forwarder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 27, 2005	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

May 27, 2005	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer